                                                              Exhibit (a)(1)(A)

                               OFFERING MEMORANDUM

                               POLYMER GROUP, INC.

 OFFER TO EXCHANGE UP TO $51,368,000 10% CONVERTIBLE SUBORDINATED NOTES DUE 2007

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2004, UNLESS EXTENDED. IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT AT LEAST 90% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN (THE "MINIMUM CONDITION"). MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P. HAS AGREED TO DELIVER TO US APPROXIMATELY $39.3 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF OUR 10% CONVERTIBLE SUBORDINATED NOTES DUE 2007 CURRENTLY OWNED BY IT, IN EXCHANGE FOR APPROXIMATELY 39,331 SHARES OF SERIES A PREFERRED STOCK. OUR OBLIGATION TO ACCEPT FOR EXCHANGE, AND TO EXCHANGE, NOTES VALIDLY TENDERED PURSUANT TO THE EXCHANGE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFERING MEMORANDUM.

     We are offering to exchange up to 51,368 shares (plus a sufficient number of shares for (i) accrued and unpaid interest on the existing notes tendered by a Noteholder (as defined below) for exchange; and (ii) any additional notes issued after the date hereof as a result of payment-in-kind interest payments that are tendered by a Noteholder for exchange) of Polymer Group, Inc.'s new 16% Series A Preferred Stock, as follows:

     One share of Exchange Stock will be issued for:o

          - each $1,000 face amount of Existing Notes tendered (together with accrued and unpaid interest);

          - each $1,000 of accrued but unpaid interest on the Existing Notes (as defined below) tendered; and

          - PLUS any fractional amount of $1,000 in accrued but unpaid interest with respect to Existing Notes tendered by a Noteholder.

     Dividends on our new Series A Preferred Stock will accrue at the rate of 16% per annum and will be payable-in-kind through the issuance of additional shares Series A Preferred Stock, semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2004. We will issue a full share of Series A Preferred Stock for any fractional amount of $1,000 tendered.

     MatlinPatterson Global Opportunities Partners L.P. ("MP") has agreed to deliver to us approximately $39.3 million in aggregate principal amount of our 10% convertible subordinated notes due 2007 currently owned by MP, in exchange for approximately 39,331 shares of Series A Preferred Stock. Our obligation to accept for exchange, and to exchange, notes validly tendered pursuant to the exchange offer is subject to the conditions described in this Offering Memorandum.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING MEMORANDUM IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE DEPOSITARY FOR THE EXCHANGE OFFER IS:
                            Wilmington Trust Company

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF RISKS YOU SHOULD
                      CONSIDER BEFORE TENDERING YOUR NOTES.

           The date of this Offering Memorandum is December 30, 2003.

                              QUESTIONS AND ANSWERS


Q.   WHAT ARE YOU ASKING NOTEHOLDERS TO DO?

A. We are requesting that Noteholders (as defined below) exchange all of the outstanding 10% convertible subordinated notes due 2007 (the "Existing Notes") for an aggregate of 51,368 shares of our new Series A Preferred Stock (the "Exchange Stock"), (plus a sufficient number of shares for (i) accrued and unpaid interest on the existing notes tendered by a Noteholder for exchange; and (ii) any additional notes issued after the date hereof as a result of payment-in-kind interest payments that are tendered by a Noteholder for exchange) together with an additional share of Series A Preferred Stock for any fractional amounts of $1,000 including with respect to accrued but unpaid interest owing in respect of the principal amount of the Existing Notes exchanged by a Noteholder for exchange (beneficial holders of the Existing Notes are referred to herein as an "Existing Noteholders" or a "Noteholders").

Q. WHY ARE YOU OFFERING TO EXCHANGE THE EXCHANGE STOCK FOR OUTSTANDING EXISTING NOTES IN THE EXCHANGE OFFER?

A. The Exchange Offer is designed to reduce our overall debt and to facilitate future financings.

Q.   WHAT APPROVALS ARE REQUIRED FROM NOTEHOLDERS TO IMPLEMENT THE EXCHANGE
     OFFER?

A. We need the holders of at least 90% of the aggregate principal amount of the Existing Notes to tender and not withdraw in order to implement the Exchange Offer.

Q.   ARE THERE ANY OTHER CONDITIONS TO IMPLEMENTATION OF THE EXCHANGE OFFER?

A. Yes, we must obtain a waiver by the board of directors of PGI of preemptive rights under our Shareholders Agreement, dated as of March 5, 2003, among PGI and certain of our shareholders (the "Shareholders Agreement"), with respect to the issuance of the Exchange Stock (including the additional Exchange Stock issued to pay dividends on the Exchange Stock).

Q:   WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND?

A: Our board of directors unanimously recommends that you tender your Existing Notes so that we can proceed with the Exchange Offer.

Q.   WHAT IS LIKELY TO HAPPEN IF THE EXCHANGE OFFER IS NOT COMPLETED?

A.   The Existing Notes will remain outstanding.

Q.   WHAT PROCEDURES SHOULD I FOLLOW IF I AM A NOTEHOLDER?

A. You should follow the procedures of the Automated Tender Offer Program of The Depositary Trust Company, see "Procedures for Tendering--How to Tender Existing Notes."

Q.   WHO CAN I CALL WITH QUESTIONS ABOUT TENDERING?

A. If you have any questions about tendering your Existing Notes or would like copies of any of the documents we refer to in this Offering Memorandum, you should call Dennis E. Norman (843-329-5151) at PGI, 4055 Faber Place Drive, Suite 201, North Charleston, South Carolina 29405.

Q.   HOW WILL I RECEIVE THE EXCHANGE STOCK?

A. If you elect to participate in this Exchange Offer, we expect to deliver your Exchange Stock to you through the facilities of The Depository Trust Company.

     NEITHER (i) THE EXCHANGE STOCK OFFERED IN EXCHANGE FOR THE EXISTING NOTES NOR (ii) THE EXCHANGE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS. THE DELIVERY OF THIS OFFERING MEMORANDUM SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF PGI OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF.

     PRIOR TO TENDERING, NOTEHOLDERS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE OFFERING MEMORANDUM AND THE MATTERS DESCRIBED IN THIS OFFERING MEMORANDUM.

     IN MAKING A DECISION IN CONNECTION WITH THE EXCHANGE OFFER, NOTEHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF PGI AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. NOTEHOLDERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING MEMORANDUM AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH NOTEHOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFERING MEMORANDUM, THE EXCHANGE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     PGI IS RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), TO EXEMPT THE EXCHANGE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PGI IS ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE EXCHANGE OFFER FROM STATE SECURITIES LAW REQUIREMENTS.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Offering Memorandum contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions, as well as future or conditional verbs such as "will," "should," "would," and "could," often identify forward-looking statements. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

          - the emergence by us and our domestic subsidiaries from Chapter 11 of the United States Bankruptcy Code;
          -    adverse economic conditions;
          -    demand for our products;
          -    competition in our markets;
          -    dependence on key customers;
          -    increases in raw material costs;
          -    the amount of our capital expenditures;
          -    fluctuations in foreign currency exchange rates;
          -    our substantial leverage position;
          -    potential defaults in our outstanding indebtedness; and
          -    successful implementation of our restructuring initiatives.

The information contained in this Offering Memorandum, including the information provided under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Our forward-looking statements are only made as of the date of this Offering Memorandum, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

                              AVAILABLE INFORMATION

     PGI is subject to the information and reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at its principal office, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained by mail from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding PGI. The address of such site is: "http://www.sec.gov."

                           INCORPORATION BY REFERENCE

     The following documents filed by PGI with the SEC are incorporated herein by reference and shall be deemed to be set forth herein:

     - Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as amended by PGI's Form 10-K/A (the "Annual Report");

     -    Quarterly Report on Form 10-Q for the quarter ended March 29, 2003;

     -    Quarterly Report on Form 10-Q for the quarter ended June 28, 2003; and

     - Quarterly Report on Form 10-Q for the quarter ended September 27, 2003 (the "September Quarterly Report").

     The following section of our September Quarterly Report is specifically incorporated by reference into this Offering Memorandum: "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following sections of our Annual Report are specifically incorporated by reference into this Offering Memorandum: "Business," "Certain Relationships and Related Transactions - Stockholders Agreement," "Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters," "Market for Registrant's Common Equity and Related Shareholder Matters," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Holders of the Exchange Notes are encouraged to review the sections referenced above, as well as the remainder of such reports, copies of which are available upon request.

     In addition to the foregoing, all reports and other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Memorandum and prior to the expiration date of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Memorandum and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated herein by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Offering Memorandum.

     PGI will provide without charge, upon written or oral request, to each person to whom a copy of this Offering Memorandum is delivered, a copy of any of the documents of PGI incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference). Any such requests should be directed to directed to Dennis E. Norman (843-329-5151) at PGI, 4055 Faber Place Drive, Suite 201, North Charleston, South Carolina 29405.

                                TABLE OF CONTENTS

Questions And Answers............................................................i
Disclosure Regarding Forward-Looking Statements................................iii
Available Information...........................................................iv
Incorporation By Reference......................................................iv
Summary..........................................................................6
Summary Historical Consolidated Financial Information............................9
Risk Factors....................................................................12
Procedures For Tendering........................................................18
Description Of The Exchange Stock...............................................22
Description Of The Class A Common Stock.........................................28
Securities Law Matters..........................................................28
Certain United States Federal Income Tax Considerations.........................29
Recommendation And Conclusion...................................................32

                                     SUMMARY

     THIS OFFERING MEMORANDUM AND THE LETTER OF ELECTION AND INSTRUCTIONS TO BROKER OR BANK, WHICH MAY ACCOMPANY THIS OFFERING MEMORANDUM, EACH CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER. THE FOLLOWING SUMMARY THEREFORE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION APPEARING ELSEWHERE IN THIS OFFERING MEMORANDUM.

THE EXCHANGE OFFER

The Exchange Offer:                           PGI is offering
                                              one share of Series A Preferred
                                              Stock for each $1,000 face amount
                                              of Existing Notes exchanged,
                                              together with an additional share
                                              of Series A Preferred Stock for
                                              accrued and unpaid interest on
                                              such Notes as described below.

Exchange Stock: Up to 51,368 shares of PGI's Series A Preferred Stock will be available for issuance pursuant to the Exchange Offer (plus a sufficient number of shares for (i) accrued and unpaid interest on the existing notes tendered by a Noteholder for exchange; and (ii) any additional notes issued after the date hereof as a result of payment-in-kind interest payments).

     Issue Price.......................       One share of Exchange Stock will
                                              be issued for:

                                                 -  each $1,000 face amount of
                                                    Existing Notes tendered;

                                                 -  each $1,000 of accrued but
                                                    unpaid interest on the
                                                    Existing Notes tendered;
                                                    PLUS

                                                 -  any fractional amount of
                                                    $1,000 in accrued but unpaid
                                                    interest with respect to
                                                    Existing Notes tendered by a
                                                    Noteholder.

     Dividends.........................       Dividends on the Exchange Stock
                                              will accrue at a rate of 16% per
                                              annum on the Liquidation Value (as
                                              defined below) thereof and will be
                                              payable-in-kind through the
                                              issuance of additional shares of
                                              Exchange Stock, semi-annually in
                                              arrears on January 1 and July 1 of
                                              each year, commencing July 1,
                                              2004.

     Liquidation Preference............       Upon any liquidation, dissolution
                                              or winding up of PGI (whether
                                              voluntary or involuntary) (a
                                              "Liquidation"), each holder of
                                              Exchange Stock will be entitled to
                                              be paid the greater of: (i) (a) an
                                              amount in cash equal to the sum of
                                              the aggregate of $1,000 (the
                                              "Liquidation Value") (plus all
                                              accrued and unpaid dividends
                                              thereon) for each share of
                                              Exchange Stock held by such holder
                                              before any distribution or payment
                                              is made upon any common stock of
                                              PGI (the "Common Stock") PLUS (b)
                                              thereafter, each holder of the
                                              Exchange Stock shall be entitled
                                              to participate on an as if
                                              converted basis with the holders
                                              of Common Stock as a single class
                                              in the distribution of assets of
                                              PGI with respect to the Common
                                              Stock; or (ii) the amount that
                                              such holder of Exchange Stock
                                              would receive on an as if
                                              converted basis with the holders
                                              of the Common Stock as a single
                                              class in the distribution of
                                              assets of PGI with respect to the
                                              Common Stock.

     Optional Conversion...............       The holders of the Exchange Stock
                                              will be entitled at any time
                                              before the Mandatory Redemption
                                              Date (as defined below), subject
                                              to prior optional redemption or
                                              repurchase, to convert any or all
                                              of their shares of Exchange Stock
                                              into a number of shares of PGI's
                                              Class A Common Stock, par value
                                              $0.01 per share (the "Class A
                                              Common Stock"),
                                              determined by dividing the
                                              Liquidation Value by the then
                                              applicable conversion price. The
                                              initial conversion price is $7.29,
                                              subject to adjustment.

     Optional Redemption...............       At any time prior to the Mandatory
                                              Redemption Date, PGI may redeem
                                              the Exchange Stock in whole or in
                                              part on at least 30 days prior
                                              written notice if the trading
                                              price of shares of Class A Common
                                              Stock exceeds 130% of the
                                              conversion price of the Exchange
                                              Stock for 20 trading days in a
                                              period of 30 consecutive trading
                                              days. The redemption price will
                                              equal 100% of Liquidation Value of
                                              the Exchange Stock to be redeemed
                                              together with accrued but unpaid
                                              dividends thereon.

                                              In addition, at any time prior the
                                              Mandatory Redemption Date, PGI may
                                              redeem the Exchange Stock in whole
                                              or in part on at least 30 days
                                              prior written notice if (i) PGI's
                                              board of directors approves such
                                              redemption and (ii) the holders of
                                              at least two-thirds of the shares
                                              of Exchange Stock then outstanding
                                              vote to approve such redemption.
                                              The redemption price will equal
                                              100% of the Liquidation Value of
                                              the Exchange Stock to be redeemed
                                              together with accrued and unpaid
                                              dividends thereon.

     Mandatory Redemption..............       On June 30, 2012 (the "Mandatory
                                              Redemption Date"), PGI must
                                              repurchase all of the shares of
                                              Exchange Stock then outstanding at
                                              a price equal to the aggregate
                                              Liquidation Value of the Exchange
                                              Stock then outstanding PLUS the
                                              aggregate amount of any declared
                                              and unpaid dividends thereon,
                                              which amount will be payable by
                                              PGI (i) in cash; (ii) through the
                                              issuance of shares of Class A
                                              Common Stock; or (iii) through a
                                              combination thereof.

     Anti-dilution.....................       The Exchange Stock will have
                                              anti-dilution provisions
                                              substantially similar to the
                                              anti-dilution provisions of the
                                              Existing Notes as set forth in the
                                              Indenture (the "Original
                                              Convertible Note Indenture"),
                                              dated as of March 5, 2003, among
                                              PGI, as issuer, the Guarantors
                                              named therein and Wilmington Trust
                                              Company, as Trustee (the
                                              "Trustee"), and the Existing
                                              Notes. The anti-dilution
                                              provisions relating to shares of
                                              Exchange Stock are summarized
                                              under the heading "Description of
                                              Exchange Stock---Conversion and
                                              Anti-Dilution."

     Amendments........................       The provisions regarding any
                                              amendments or modifications to the
                                              terms of the Series A Preferred
                                              shall be substantially similar to
                                              the corresponding provisions of
                                              the Existing Notes.

Tender of Existing Notes:                     See "Procedures for Tendering--How
                                              to Tender Existing Notes."

Conditions:                                   Among other things:
                                              the consummation of the Exchange
                                              Offer is conditioned on the
                                              Holders of at least 90% of the
                                              aggregate principal amount of the
                                              Existing Notes validly tendering
                                              and not withdrawing prior to
                                              expiration of the Exchange Offer;
                                              and a waiver of preemptive rights
                                              under our Shareholders Agreement
                                              with respect to the issuance of
                                              the Exchange Stock (including the
                                              additional Exchange Stock issued
                                              to pay dividends on the Exchange
                                              Stock) shall have been obtained;
                                              and the Shareholders Agreement
                                              shall have been amended to, among
                                              other things, provide holders of
                                              Exchange Stock with preemptive
                                              rights substantially equivalent to
                                              the preemptive rights of the Class
                                              A Common Stock currently set forth
                                              in the Shareholders Agreement. See
                                              "Terms and Conditions of the
                                              Exchange Offer--Conditions to the
                                              Exchange Offer."

Fees and Expenses:                            PGI will bear all expenses related
                                              to the Exchange Offer. No
                                              commission or other fee is being
                                              paid by PGI for soliciting the
                                              Exchange Offer. In addition, PGI
                                              shall be responsible for payment
                                              at the closing of the Exchange
                                              Offer of the reasonable fees and
                                              expenses of Orrick, Herrington &
                                              Sutcliffe LLP, special counsel to
                                              MP, and Kasowitz, Benson, Torres &
                                              Friedman LLP, special counsel to
                                              certain minority noteholders.

Certain Consequences of Failure to            The Existing Notes will remain
Consummate the Exchange Offer:                outstanding.


Termination:                                  PGI reserves the right to
                                              terminate the Exchange Offer at
                                              any time and for any reason
                                              without accepting any of the
                                              tendered Existing Notes.

Existing Notes Not Tendered for Exchange:     The Existing Notes not tendered
                                              for exchange will remain
                                              outstanding.

RECOMMENDATION OF THE BOARD OF DIRECTORS REGARDING THE REFINANCING

     The members of PGI's board of directors have unanimously approved the terms of the refinancing of our indebtedness, including the terms of the Exchange Offer contained in this Offering Memorandum.

RISK FACTORS

     Retention of the Existing Notes (following completion of the refinancing of our indebtedness) is subject to a number of material risks, as is ownership of the Exchange Stock. Prior to deciding whether to accept the Exchange Offer, each Holder of Existing Notes should carefully consider all of the information contained in this Offering Memorandum. Certain risks are set forth in detail under "Risk Factors."

TENDERING PROCEDURES

Expiration                                    Date: The Exchange Offer will
                                              expire at 5:00 p.m., New York City
                                              time on January 29, 2004, unless
                                              extended by PGI. See "Procedures
                                              for Tendering--Expiration Date,
                                              Extensions; Amendments."

How to Tender Existing Notes                  Noteholders electing to tender
in the Exchange Offer:                        Existing Notes in the Exchange
                                              Offer should effect a tender of
                                              Existing Notes, as applicable,
                                              pursuant to the procedures for
                                              book-entry transfer as set forth
                                              under "Procedures for
                                              Tendering--How to Tender Existing
                                              Notes. Noteholders will not be
                                              obligated to pay any brokerage
                                              commissions or solicitation fees
                                              in connection with the Exchange
                                              Offer.

Withdrawal Rights and Revocation:             Noteholders may withdraw tenders
                                              at any time until the expiration
                                              date.

                                              See "Procedures for
                                              Tendering--Withdrawal of Tenders."

Acceptance of Existing Notes                  Subject to the satisfaction or
and Delivery of Exchange Stock:               waiver of all conditions to the
                                              Exchange Offer, PGI will accept
                                              all Existing Notes validly
                                              tendered on or prior to the
                                              expiration date as promptly as
                                              practicable. The Exchange Stock
                                              will be delivered in exchange for
                                              the applicable Existing Notes
                                              accepted in the Exchange Offer
                                              promptly after the expiration
                                              date. See "Procedures for
                                              Tendering--Acceptance of Existing
                                              Notes and Delivery of Exchange
                                              Stock." PGI reserves the right to
                                              terminate the Exchange Offer at
                                              any time without accepting any of
                                              the tendered Existing Notes.

DEPOSITARY

     Wilmington Trust Company has been appointed as depositary for the Exchange Offer. If you have any questions about tendering your Existing Notes or would like copies of any of the documents we refer to in this Offering Memorandum, you should call Dennis E. Norman (843-329-5151) at PGI.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The summary historical financial data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations and the consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and our Quarterly Report on Form 10-Q for the nine months ended September 27, 2003. The summary historical consolidated financial information for each of the fiscal years in the three-year period ended December 28, 2002, has been derived from our audited financial statements and the accompanying notes. The consolidated summary financial data for the nine month period ended September 27, 2003 were derived from our unaudited consolidated financial statements, which contain all adjustments necessary, in the opinion of management, to summarize the financial position and results of operations for the period presented. Interim results and financial positions are not necessarily indicative of the results and financial position that could be expected for a full fiscal year. For accounting purposes we recognized our emergence from Chapter 11 on March 1, 2003, which was the end of the February accounting period. We adopted "fresh-start accounting" as of March 1, 2003, and our emergence from Chapter 11 resulted in a new reporting entity. The reorganization value has been allocated to the underlying assets based on their respective fair value at the date of emergence. The excess of the fair value of the specific tangible and intangible net assets over the reorganization value, or negative goodwill, has been allocated to non-current non-monetary assets on a pro-rata basis. Such allocation has been based on preliminary estimates that may be revised at a later date as additional information becomes available. References to "Predecessor" refer to old PGI on or prior to March 1, 2003 and references to "Successor" refer to PGI from March 2, 2003 through September 27, 2003, after giving effect to the implementation of fresh start accounting. The Combined Company statement of operations data for the nine months ended September 27, 2003 has been derived by combining the Predecessor Company two-month period ended March 1, 2003 with the Successor Company seven-month period ended September 27, 2003. The earnings per share data presented for the nine months ended September 27, 2003 is a pro-forma calculation using the "Combined Company" financial data presented in the table and the average outstanding shares for the Successor Company's seven months ended September 27, 2003.

                                                                                     PREDECESSOR COMPANY
                                                      -----------------------------------------------------------------------------
                                                                                    Fiscal Year Ended
                                                      -----------------------------------------------------------------------------
                                                        January 2,      January 1,      December          December       December
                                                          1999            2000          30, 2000          29, 2001       28, 2002
                                                      -------------  -------------    -------------    -------------  -------------
CONSOLIDATED STATEMENT OF OPERATIONS
 Net sales                                            $     802,948  $     889,795    $     862,035    $     815,566  $     755,691
 Cost of goods sold                                         599,894        650,185          670,012          676,871        635,486
                                                      -------------  -------------    -------------    -------------  -------------
 Gross profit                                               203,054        239,610          192,023          138,695        120,205

 Selling, general and administrative expenses                97,499        119,385          107,460          111,474        101,622
 Asset impairment (1)                                             -              -                -          181,190        317,898
 Plant realignment costs (2)                                      -              -                -            7,441          1,054
 Special charges (3)                                              -              -                -            1,850          3,634
 Other unusual items (4)                                          -              -                -                -          2,608
                                                      -------------  -------------    -------------    -------------  -------------
  Operating income (loss)                                   105,555        120,225           84,563         (163,260)      (306,611)

 Interest expense, net                                       67,444         71,882           91,805           99,406         71,478
 Investment (gain) loss, net (5)                               (795)        (2,942)               -            5,290          1,806
 Foreign currency and other                                     806           (739)             549            5,408         15,385
 Chapter 11 reorganization expense (3)                            -              -                -                -         14,873
 Other reorganization items(3)                                    -              -                -                -              -
                                                      -------------  -------------    -------------    -------------  -------------
 Income tax expense (benefit)                                14,157         18,584           (2,727)         (25,803)        (3,290)

 Extraordinary loss (gain)                                    2,728              -             (741)               -              -
 Cumulative effect of change
   in  accounting principle (6)                               1,511              -                -                -         12,774
                                                      -------------  -------------    -------------    -------------  -------------
 Net income (loss)                                    $      19,704  $      33,440    $      (4,323)   $    (247,561) $    (419,637)
                                                      =============  =============    =============    =============  =============

BALANCE SHEET DATA
 Cash and equivalents and short term investments      $      58,308  $      56,295    $      30,588    $      46,453  $      58,147
 Property, plant and equipment, net                         685,009        823,349          858,338          711,567        429,528
 Total assets (6)                                         1,282,967      1,466,246        1,507,994        1,232,214        811,319
 Total debt, not subject to compromise                      866,499        987,092        1,056,149        1,099,230        503,374
 Shareholders' equity (deficit) (6)                         220,125        242,284          226,235          (48,862)      (465,914)

ADDITIONAL DATA
 Income (loss) per common share
   before Chapter 11 reorganization expenses,
   extraordinary items and cumulative effect
   of change in accounting principle (basic)          $        0.75  $        1.05    $       (0.16)   $       (7.74) $      (12.71)

 Net income per common share (basic)                  $        0.62  $        1.05    $       (0.14)   $       (7.74) $      (13.11)

 Ratio of earnings to fixed charges                            1.56           1.72             0.92            (1.75)         (4.53)

 Dollar amount of deficiency, if
   ratio indicates less than 1:1 coverage                       N/A            N/A            7,791          273,364        395,280

 Book value per common share

                                                       PREDECESSOR
                                                         COMPANY       COMBINED
                                                      -------------    COMPANY
                                                      (Restated)
                                                          Nine          Nine
                                                         Months        Months
                                                        Ended          Ended
                                                       September      September
                                                      28, 2002(6)     27, 2003
                                                      -------------  -------------
CONSOLIDATED STATEMENT OF OPERATIONS
 Net sales                                            $     576,009  $     580,796
 Cost of goods sold                                         480,453        479,848
                                                      -------------  -------------
 Gross profit                                                95,556        100,948

 Selling, general and administrative expenses                78,245         71,006
 Asset impairment (1)                                             -              -
 Plant realignment costs (2)                                    913          4,600
 Special charges (3)                                          3,634          1,605
 Other unusual items (4)                                          -              -
                                                      -------------  -------------
  Operating income (loss)                                    12,764         23,737

 Interest expense, net                                       57,198         43,796
 Investment (gain) loss, net (5)                               (264)          (294)
 Foreign currency and other                                  14,671          4,805
 Chapter 11 reorganization expense (3)                        7,009         10,448
 Other reorganization items(3)                                    -       (553,058)
 Income tax expense (benefit)                                 4,090          4,594
                                                      -------------  -------------

 Extraordinary loss (gain)                                        -              -
 Cumulative effect of change
   in  accounting principle (6)                              12,774              -
                                                      -------------  -------------
 Net income (loss)                                    $     (82,714) $     513,446
                                                      =============  =============

BALANCE SHEET DATA
 Cash and equivalents and short term investments      $      70,568  $      29,622
 Property, plant and equipment, net                         670,568        375,777
 Total assets (6)                                         1,201,009        691,628
 Total debt, not subject to compromise                      504,484        484,950
 Shareholders' equity (deficit) (6)                        (106,039)        54,280

ADDITIONAL DATA
 Income (loss) per common share
   before Chapter 11 reorganization expenses,
   extraordinary items and cumulative effect
   of change in accounting principle (basic)          $       (2.18) $       (3.37)

 Net income per common share (basic)                  $       (2.58) $       59.36

 Ratio of earnings to fixed charges                           (0.03)          0.44

 Dollar amount of deficiency, if
   ratio indicates less than 1:1 coverage                    58,841         24,570

 Book value per common share                                         $        6.27

----------

(1) In 2001, we recorded a non-cash charge of approximately $181.2 million, consisting of the write-down of goodwill and contract intangibles ($100.4 million) and machinery and equipment ($80.8 million) related primarily to production assets within the U.S. and European nonwovens business in accordance with AS 142 and 144. In 2002, we recorded a non-cash charge of approximately $317.9 million, consisting of the write-down of goodwill and other intangibles ($83.9 million) and machinery, equipment and buildings ($234.0 million) related predominantly to production assets within the U.S. and European nonwovens business in accordance with FAS 142 and FAS 144.

(2) We undertook a comprehensive business restructuring involving manufacturing initiatives and workforce reductions, during 2001. As a result of the realignment, we recorded a pre-tax charge of $7.4 million during 2001 in accordance with EITF 94-3. Each of the plant realignment programs in 2001 occurred predominantly within the nonwovens division. Our restructuring program continued into 2002 on a smaller scale than that which was undertaken in 2001 and led to a plant realignment charge in 2002 of approximated $1.1 million.

(3) We incurred Chapter 11 reorganization and financial restructuring expenses, including special charges of $18.5 million in 2002 and $1.8 million in 2001. Prior to May 11, 2002, we classified expenses related to our financial restructuring efforts as special charges. As part of our emergence from Chapter 11 we recognized other reorganization items of $553.1 million that consist of a gain on the cancellation of prepetition indebtedness of $619.9 million offset by fresh start adjustments of $47.5 million and other reorganization items of $19.4 million.

(4) As part of our acquisition of Dominion Textile, Inc. ("Dominion") in 1997, we entered into a Master Separation Agreement ("MSA") with Galey & Lord, Inc. ("Galey"). Pursuant to the MSA, the apparel fabrics business of Dominion was sold to Galey in 1998. PGI and Galey are required to share in the payment of certain on-going costs for certain historic Dominion entities as required by the MSA. In February 2002, Galey and its U.S. operating subsidiaries filed for voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. During March 2002, Galey informed us of its intention to reject the MSA as part of its bankruptcy proceedings. If approved by the Bankruptcy Court, Galey's contemplated rejection of the MSA would result in PGI being required to fund expenditures that should be allocated to and paid by Galey. We believe our ultimate exposure as a result of a rejection of the MSA will be less than $11 million. At December 28, 2002, the amounts due from Galey & Lord for 2002 shared cash activity pursuant to the MSA, including amounts associated with statutory tax payments, approximated $1.4 million. We have fully reserved this balance at December 28, 2002 due to the uncertainty of collectibility at such date. All shared cash activity prior to the first quarter of 2002 relative to the MSA has been collected from Galey & Lord.

(5) During 2002 we recognized investment losses of $1.8 million related predominantly to an unrealized, non-cash valuation loss on short-term investments in accordance with Emerging Issues Task Force Topic D-44 "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value." In 2001, we recognized investment losses of $5.3 million resulting from an unrealized non-cash valuation loss on short-term investments deemed to be "other-than-temporary" under Staff Accounting Bulletin No. 59. In 1999 and 2000, we recognized investment gains of $0.8 million and $2.9 million from sales of marketable securities

(6) As part of our adoption of Statement of Accounting Standards No. 142 "Goodwill and Other Intangibles," we completed a transitional impairment test in the fourth quarter of 2002, as permitted by the standard. Our transitional impairment test resulted in a charge of $12.8 million, which was reported as a cumulative effect of a change in accounting principle in our annual results for fiscal 2002 and has been allocated to the first quarter of 2002 for reporting purposes. In 1998, we changed our method of accounting for the cost of start-up activities (SOP 98-5), resulting in a cumulative effect of change in accounting principle in our annual results for fiscal 1998 of approximately $1.5 million.

                                  RISK FACTORS

     EXCHANGING YOUR EXISTING NOTES FOR EXCHANGE STOCK INVOLVES CERTAIN RISKS. PRIOR TO DECIDING WHETHER TO TENDER EXISTING NOTES IN THE EXCHANGE OFFER, EACH NOTEHOLDER SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM, ESPECIALLY THE FACTORS DESCRIBED OR CROSS-REFERENCED IN THE FOLLOWING PARAGRAPHS. THE FOLLOWING DISCUSSION ASSUMES THAT THE REFINANCING OF OUR OUTSTANDING INDEBTEDNESS WILL HAVE OCCURRED.

RISKS RELATED TO THE EXCHANGE STOCK

OUR SUBSTANTIAL LEVERAGE MAY IMPAIR OUR FINANCIAL CONDITION AND WE MAY INCUR SIGNIFICANT ADDITIONAL DEBT.

     We currently have a substantial amount of debt. As of September 27, 2003, after giving effect to the Exchange of $46.3 million in aggregate principal amount of our Existing Notes for Exchange Stock), our total consolidated debt would have been $438.7 million.

     Our substantial debt could have important consequences to you, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing to fund future working capital requirements, capital expenditures, and other general corporate requirements;

     - requiring a substantial portion of our cash flow from operations for the payment of interest on our debt, thus reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

These limitations and consequences may place us at a competitive disadvantage compared to other less-leveraged competitors.

          If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

     Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will continue to generate cash flow from our current level of operations. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may have to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE STOCK WILL BE JUNIOR TO OUR EXISTING INDEBTEDNESS AND ALL OF OUR FUTURE INDEBTEDNESS.

     As equity interests in PGI, shares of the Exchange Stock rank behind all of our existing indebtedness and all of our future indebtedness. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries or our or their property, the holders of our debt will be entitled to be paid in full in cash before any payment may be made with respect to the Exchange Stock. As of September 27, 2003, after giving effect to the exchange of $46.3 million aggregate principal amount of our Existing Notes for Exchange Stock), PGI would have had approximately $438.7 million of indebtedness outstanding.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, the holders of shares of the Exchange Stock will participate in the assets remaining after we have paid all of our debt.

COVENANT RESTRICTIONS UNDER OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

     Our senior secured credit facility and certain of our other agreements relating to our indebtedness contain, among other things, covenants that may restrict our and our restricted subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. Our senior secured credit facility restricts, among other things, our ability and the ability of our restricted subsidiaries to:

          -    incur additional debt;

          -    make restricted payments;

          -    create certain liens;

          -    sell assets;

          -    restrict payments by our subsidiaries to us;

          -    enter into transactions with affiliates; and

          -    merge or consolidate or transfer and sell assets.

     In addition, our senior secured credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests that may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior secured credit facility.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE STOCK.

     There is currently no established trading market for the Exchange Stock. An active market for the Exchange Stock may not develop. If markets for the Exchange Stock do not develop, you may not be able to resell your Exchange Stock for an extended period of time, if at all. Moreover, if markets for the shares of the Exchange Stock do develop in the future, we cannot assure you that these markets will continue indefinitely or that the Exchange Stock can be sold at a price equal to or greater than their initial offering price.

     Given the risks inherent in an investment in the Exchange Stock, you may have difficulty finding willing buyers for the Exchange Stock. Therefore, you should be aware that you may bear the economic risk of an investment in the Exchange Stock until the Mandatory Redemption Date.

RISK FACTORS RELATED TO OUR BUSINESS

WE MAY NOT SUCCESSFULLY COMPLETE OUR RESTRUCTURING INITIATIVES AND OTHER INITIATIVES TO IMPROVE OUR BUSINESS.

Since the emergence from bankruptcy, we initiated our restructuring goals related to balance sheet management, operating cost reductions and an improved sales and marketing focus. We have also engaged other business initiatives which includes efforts to focus on profitable sales growth and to reduce debt by generating improvements in working capital by reducing inventory and securing historical payment terms with our suppliers. We expect that our restructuring initiatives will ultimately result in total cost savings of approximately $30 million.

There can be no assurance that we will be able to realize any or all of these cost savings nor that our other business initiatives will be successfully implemented. The primary challenge we face in realizing these cost savings is maintaining our cost structure to support ongoing operations as planned at the time such actions were taken. There can be no assurance that we will be successful in our initiatives to grow in profitable markets and to reduce debt. For instance, there can be no assurance that we will be able to return to historical payment terms with our suppliers or that any new supply arrangements we enter into will have terms as favorable as those that were contained in our historical supply arrangements. If we fail to realize these cost savings and successfully implement our business initiatives, our results of operations may be adversely affected.

COMPETITION IN OUR MARKET IS INTENSE AND WITH NEW ENTITIES ENTERING THE MARKET, WE MAY LOSE OUR COMPETITIVE ADVANTAGE AND MARKET SHARE.

Competition in our markets is intense, and some of our competitors have economic resources greater than ours and are well established as suppliers to the markets that we serve. Quality, performance, service and cost are generally the principal competitive factors. Price continues to be a significant competitive factor in Europe and the United States for thermal bond products due to expected conversion to spunmelt products. Additions or new capacity could adversely affect the supply/demand balance in the industry and result in reduced profitability.

A number of our niche product applications are sold into selected specialized markets. There can be no assurance, however, that these specialized markets will not attract additional competitors that could have greater financial, technological, manufacturing and marketing resources than us, particularly as niche product applications become standardized over time.

WE MAY NOT BE SUCCESSFUL IN OUR TECHNOLOGICAL DEVELOPMENTS.

Our continued success is dependent in part upon our ability to maintain a superior technological capability and to continue to identify, develop and commercialize innovative, high value-added products for niche applications. There can be no assurance that we will be able to accomplish such technological developments, or that technological developments by our competitors will not place certain of our products at a competitive disadvantage in the future. In addition, certain of the new products that we have under development will be offered in markets in which we do not currently compete, and there can be no assurance that we will be able to compete successfully in those new markets.

OUR INABILITY TO CONTINUE CUSTOMER RELATIONSHIPS WITH OUR MAJOR CUSTOMERS MAY ADVERSELY AFFECT OUR NET SALES.

Our largest customers are The Procter & Gamble Company and Johnson & Johnson. In 2002 and 2001, P&G accounted for approximately 12% and 13%, respectively, of our sales while in 2002 and 2001, Johnson & Johnson accounted for approximately 9% and 13% of our sales, respectively. A loss of one or more of these customers could have a material adverse effect on our results of operations.

FLUCTUATIONS IN RAW MATERIAL PRICES MAY ADVERSELY AFFECT OUR BUSINESS.

The primary raw materials used in the manufacture of most of our products are polypropylene and polyester fiber, polyethylene and polypropylene resin, and, to a lesser extent, rayon, tissue paper and cotton. The prices of polypropylene and polyethylene are a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas liquids. Raw material prices as a percentage of sales increased from 41.0% in 2000 to 43.9% in 2001 and to 44.8% in 2002. Historically, the market prices of polypropylene and polyethylene resins have fluctuated. For instance, during 2000 and the first quarter of 2003, resin prices increased significantly resulting in a significant increase in raw materials as a percent of sales. Even if we are able to pass on such price increases to our customers, there is generally a lag time before we can pass such increases on to our customers. There can be no assurance that the price of our raw materials will not increase in the future or that we will be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. Events such as terrorist attacks or war may have a significant impact on raw material prices and transportation costs.

AN INTERRUPTION IN THE SUPPLY OF OUR KEY RAW MATERIALS COULD ADVERSELY AFFECT OUR OPERATIONS.

We primarily purchase our polypropylene resin from Indelpro, S.A. de C.V. and Exxon Mobil Chemical Company with smaller quantities purchased from Arco Polypropylene LLC and Sunoco, Inc. Our major supplier of polyester and polyester fiber is Wellman, Inc. Novacor Chemicals Inc. is our major supplier for polyethylene, and Crown Vantage Inc. is the major supplier of our tissue paper. Our major supplier of polypropylene fiber is FiberVisions L.L.C. The loss of any of these suppliers could, in the short term, adversely affect our business until alternative supply arrangements are secured.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL AND SAFETY REGULATIONS AND CHANGES IN THESE REGULATIONS COULD HAVE A NEGATIVE EFFECT ON OUR FINANCIAL CONDITION.

     We are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment including those relating to air emissions, wastewater discharges, the handling, disposal and release of solid and hazardous substances and wastes and remediation of soil and groundwater contamination. The nature of our business, including historical operations at our current and former facilities, exposes us to risks of liability under these laws and regulations. Certain environmental requirements, including those under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), provide for strict and, under certain circumstances joint and several, liability for investigation and remediation of releases of hazardous substances in the environment and for liability for related damages to natural resources.

Actions by federal, state and local governments in the United States and abroad concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by us or otherwise adversely affect demand for our products. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products, such as certain of the plastic wrapping materials, which we produce. Widespread adoption of such prohibitions or restrictions could adversely affect demand for our products and thereby have a material adverse effect upon our results of operations.

Based on available information, we believe we are in material compliance with environmental and health and safety requirements. However, there can be no assurance that material environmental liabilities will not arise. It is also possible that future developments in environmental regulations and enforcement or discovery of previously unknown conditions could lead to material environmental compliance or cleanup costs.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY OUR INTERNATIONAL OPERATIONS WHICH ARE SUBJECT TO ECONOMIC, REGULATORY AND POLITICAL RISKS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

     We conduct a significant portion of our business outside the United States. Our operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which we may receive for our products into currencies required to pay our debt, or into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. If foreign currency denominated revenues are greater than foreign currency denominated costs, the translation of foreign currency denominated costs and revenues into U.S. dollars will improve profitability when the foreign currency strengthens against the U.S. dollar and will reduce profitability when the foreign currency weakens. For example, during 2002 currencies of certain countries in which we conduct foreign currency denominated business weakened against the U.S. dollar and had a significant impact on sales and operating income. In addition, changes in the foreign currency rates against the U.S. dollar may affect the sales or local currency prices of our products in such countries. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

OUR BUSINESS IS DEPENDENT ON OUR INTELLECTUAL PROPERTY. IF OUR PATENTS ARE DECLARED INVALID OR OUR TRADE SECRETS BECOME KNOWN TO OUR COMPETITORS, OUR ABILITY TO COMPETE MAY BE ADVERSELY AFFECTED.

     Proprietary protection of our processes, apparatuses, and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. We currently have approximately 200 patents worldwide and approximately 400 patents worldwide pending approval. While a presumption of validity exists with respect to patents issued to us in the United States, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

     We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

SINCE OUR FINANCIAL STATEMENTS REFLECT FRESH-START REPORTING ADJUSTMENTS MADE UPON OUR PREDECESSOR'S EMERGENCE FROM BANKRUPTCY, INFORMATION REFLECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL NOT BE COMPARABLE TO PRIOR PERIODS OF OUR PREDECESSOR.

Upon our predecessor's emergence from bankruptcy, we adopted fresh-start reporting. Fresh-start reporting requires that our reorganization value be allocated to our assets in conformity with SFAS No. 141. Based on the consideration of many factors and various valuation methods, we and our financial advisors determined our reorganization value as described in our Joint Second Amended Modified Plan of Reorganization, dated January 16, 2003 (the "Modified Plan"). Such allocation is based on preliminary estimates which may be revised at a later date as information becomes available. Such revisions may result in reductions in the carrying values of certain assets and the fair value of certain other assets may exceed the carrying values. Accordingly, any subsequent revisions could result in materially different amounts and allocations of reorganization value from the amount and allocations presented in this offering memorandum. Furthermore, the book value of our fixed assets and amortization schedules has changed. Accordingly, you will not be able to compare certain information reflecting our results of operations and financial condition to those of our predecessor for periods prior to our emergence from bankruptcy.

GALEY & LORD'S REJECTION OF THE MASTER SEPARATION AGREEMENT MAY ADVERSELY AFFECT OUR PROFITABILITY.

As part of our acquisition of Dominion Textile in 1997, we entered into a master separation agreement with Galey & Lord, whereby the apparel fabrics business of Dominion Textile was sold to Galey & Lord and certain on-going costs, including taxes, for certain historic Dominion Textile entities were to be shared between Galey & Lord and us. During March 2002, Galey & Lord informed us of its intention to reject the master separation agreement as part of its bankruptcy proceedings. If the bankruptcy court approves such rejection, we would be required to fund Galey & Lord's obligations as well as ours under the master separation agreement. We would not be indemnified by Galey & Lord for our increased obligations under the master separation agreement. We believe our ultimate exposure as a result of a rejection of the master separation agreement will be less than $11 million.

                   TERMS AND CONDITIONS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER

     PGI, on the terms and subject to the conditions set forth in this Offering Memorandum, as the same may be amended from time to time, hereby offers (the "Exchange Offer") one share of Exchange Stock for each $1,000 face amount of the Existing Notes. This offer is being made for 51,368 Existing Notes PLUS those additional Existing Notes issued as payment-in-kind interest payments in connection with the interest payment due on January 1, 2004 with respect to the Existing Notes. We will also issue an additional share of Series A Preferred Stock for the accrued but unpaid interest on the Existing Notes tendered by a Noteholder for exchange through the date on which the Exchange Offer becomes effective (the "Effective Date"). The Exchange Stock will be issued as follows:

One share of Exchange Stock will be issued in exchange for:

     - each $1,000 face amount of Existing Notes tendered by a Noteholder for exchange;

     - each $1,000 of accrued but unpaid interest on the Existing Notes tendered by a Noteholder for exchange; PLUS

     - any fractional amount of $1,000 in accrued but unpaid interest with respect to the Existing Notes tendered by a Noteholder for exchange.

     Existing Notes that are exchanged as part of the Exchange Offer will be cancelled.

     To the extent Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Existing Notes could be adversely affected.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer and in addition to (and not in limitation of) PGI's right to extend, amend or terminate the Exchange Offer at any time in its sole discretion, PGI's obligation to accept for exchange Existing Notes validly tendered pursuant to the Exchange Offer is conditioned upon, among other things:

       (a) the holders of at least 90% of the aggregate principal amount of the Existing Notes validly tendering and not withdrawing prior to expiration of the Exchange Offer;

       (b) the resolution of our Board of Directors waiving the preemptive rights under our Shareholders Agreement with respect to the issuance of the Exchange Stock (including the additional Exchange Stock issued to pay dividends on the Exchange Stock) remaining in full force and effect and not being revoked;;

       (c) the necessary amendments to the Shareholders Agreement becoming effective, which amendments shall include providing holders of Exchange Stock with preemptive rights substantially equivalent to the preemptive rights of the Class A Common Stock currently set forth in the Shareholders Agreement; and

        (d) the general conditions to the Exchange Offer, which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offering Memorandum and prior to the acceptance for exchange of any Existing Notes tendered pursuant to the Exchange Offer:

        (i) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (B) a material impairment in the trading market for debt or equity securities, (C) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (D) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (E) a commencement of a war, armed hostilities or other national or international crisis involving the United States or (F) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (ii) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of PGI, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of PGI or its subsidiaries;

        (iii) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which challenges the making of the Exchange Offer or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Exchange Offer or otherwise adversely affect in any material manner the Exchange Offer;

        (iv) there exists, in PGI's sole judgment, any other actual or threatened legal impediment to the exchange of Existing Notes, the issuance of Exchange Stock of PGI, or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer or the contemplated benefits of the Exchange Offer to PGI;

        (v) there shall have occurred or be likely to occur an event or events which, in PGI's sole judgment, would or might prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to PGI or otherwise result in the consummation of the Exchange Offer not being in PGI's best interests; or

        (vi) the Trustee under the Original Convertible Note Indenture shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by PGI in the making of the Exchange Offer or the acceptance of Existing Notes or the issuance of Exchange Stock in exchange for Existing Notes.

     The foregoing conditions are for the sole benefit of PGI and may be asserted by PGI regardless of the circumstances giving rise to any such condition (including any action or inaction by PGI) and may be waived by PGI, in whole or in part, at any time and from time to time. The failure by PGI at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION

     PGI reserves the right to terminate the Exchange Offer, in the sole discretion of PGI, at any time and for any reason without accepting any of the tendered Existing Notes. This right of termination is for the sole benefit of PGI and may be asserted by PGI regardless of the circumstances giving rise to such decision at any time.

EXPIRATION DATE

     The Exchange Offer will expire at 5:00 p.m., New York City time, on January 29, 2004 unless extended (such time and date as the same may be extended, the "Expiration Date"). In order to receive the Exchange Stock pursuant to the Exchange Offer, Noteholders must tender their Existing Notes prior to the Expiration Date.

UNTENDERED EXISTING NOTES

     If a Noteholder does not tender its Existing Notes and the Exchange Offer is consummated, PGI may leave such unexchanged Existing Notes outstanding. With respect to such Existing Notes not tendered, PGI also reserves the right (but is under no obligation) to purchase such Existing Notes (whether pursuant to open market purchases, negotiated transactions or otherwise and whether for consideration similar to or different from that offered in the Exchange Offer), to defease such Existing Notes pursuant to the terms of the Original Convertible
Note Indenture or as otherwise agreed with the Noteholder of such Existing Notes or to redeem such Existing Notes in accordance with their terms.

                            PROCEDURES FOR TENDERING

GENERAL

     The following summarizes the procedures to be followed by all Noteholders in tendering their Existing Notes.

     Noteholders who receive Exchange Notes pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the receipt of Exchange Notes. PGI will pay all charges and expenses, other than certain applicable taxes, in connection with the refinancing of its indebtedness.

EXPIRATION DATE, EXTENSIONS; AMENDMENTS

     The Expiration Date is 5:00 p.m., New York City time, on January 29, 2004, unless extended by PGI, in which case the Expiration Date will be such date to which the Expiration Date is extended. PGI, in its sole discretion, may extend the Expiration Date for any purpose including without limitation to permit the satisfaction or waiver of all conditions to the Exchange Offer. In order to extend the Expiration Date, PGI will notify Wilmington Trust Company (the "Depositary") of any extension by written notice and will make a public announcement thereof no later than 5:00 p.m., New York City time, on the scheduled Expiration Date. Such announcement will state that PGI is extending the Exchange Offer for a specified period or on a daily basis. Without limiting the manner in which PGI may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, PGI will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service or Business Wire. PGI expressly reserves the right to (i) delay accepting Existing Notes, to extend the Exchange Offer period or to terminate the Exchange Offer and not accept Existing Notes, and (ii) amend or modify at any time, or from time to time, the terms of the Exchange Offer. If PGI exercises any such right, PGI will give written notice thereof to the Trustee and Depositary and will make a public announcement thereof in each case as promptly as practicable. The minimum period during which the Exchange Offer will remain open following material changes in the terms of such Exchange Offer or in the information concerning such Exchange Offer (other than a change in price or a change in percentage of Existing Notes sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration, a minimum ten business day extension period will be made to allow for adequate dissemination of such change. If any of the terms of the Exchange Offer are amended in a manner determined by PGI to constitute a material change adversely affecting any Noteholder, PGI will promptly disclose any such amendment in a manner reasonably calculated to inform the Noteholders of such amendment and PGI will extend the Exchange Offer for a time period which PGI in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Noteholders, if the Exchange Offer would otherwise expire during such time period.

HOW TO TENDER EXISTING NOTES

     Since the Exchange Notes are represented by global book-entry notes, DTC, as depositary, or its nominee, is treated as the registered holder of the Exchange Notes and will be the only entity that can tender Exchange Notes.

     Therefore, to tender Exchange Notes, you must instruct the institution where you keep your Exchange Notes to tender your Exchange Notes on your behalf so that they are received on or prior to the expiration of this Exchange Offer.

     The BLUE-colored "Letter of Election and Instructions to Broker or Bank" that may accompany this offering memorandum may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE ITS PREFERRED PROCEDURE.

     IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR NOTES TO BE TENDERED TO US BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JANUARY 29, 2003.

     The tender by a Noteholder will constitute an agreement between such Noteholder and PGI in accordance with the terms and subject to the conditions set forth herein.

     DELIVERY OF THE EXISTING NOTES TO THE DEPOSITARY IS AT THE ELECTION AND RISK OF EACH NOTEHOLDER. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Depositary through DTC's ATOP (as defined below) procedures. No documents should be sent to PGI or to the Depositary.

     The Depositary will establish an account with respect to the Existing Notes at DTC promptly after the date of this Offering Memorandum. Your Exchange Notes may be tendered through DTC's Automatic Tender Offer Program ("ATOP"), whereby a financial institution that is a participant in DTC's system may make book-entry delivery of Existing Notes by causing DTC to transfer Existing Notes into the Depositary's account. Tenders are effected through the DTC's ATOP procedures by delivery of an Agent's Message by DTC to the Depositary. "Agent's Message" means a message transmitted to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the Existing Notes stating that such participant, or person or entity causing such participant to tender notes, represents and agrees that:

          - It has received and read a copy of this offering memorandum and agreed to the terms therein;

          - It has full power and authority to tender, sell, assign and transfer the Existing Notes by the Agent's Message and that, when the tendered Existing Notes are accepted for exchange, PGI will acquire good, marketable and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the tendered Existing Notes are not subject to any adverse claims or proxies.

          - It will, upon request, execute and deliver any additional documents deemed by PGI or the Depositary to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Existing Notes tendered.

     An Agent's Message must be transmitted to and received by the Depositary on or prior to the Expiration Date.

INTERPRETATION

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be resolved by PGI, whose determination will be final and binding. PGI reserves the absolute right to reject any or all tenders and withdrawals of Existing Notes that are not in proper form or the acceptance of which would, in the opinion of PGI or counsel for PGI, be unlawful. PGI also reserves the right to waive any irregularities or conditions of tenders as to particular Existing Notes. PGI's interpretation of the terms and conditions of the Exchange Offer will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of Existing Notes must be cured within such time as PGI shall determine. Neither PGI nor the Depositary shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Depositary that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Depositary through DTC's ATOP system to the tendering Noteholders as soon as practicable following the Expiration Date.

AMENDMENT

     Although it does not expect to do so, in the event PGI should increase the consideration offered for the Existing Notes in the Exchange Offer, such increased consideration will be paid to all Noteholders whose Existing Notes are accepted in the Exchange Offer, including those Existing Notes tendered before the announcement of the increase. In the event that the consideration being offered in the Exchange Offer is increased or decreased, the Exchange Offer shall remain open for at least ten business days from the date that notice of an increase or decrease in the consideration offered is first published, sent or given to Noteholders.

WITHDRAWAL OF TENDERS

     Tenders of Existing Notes may be withdrawn at any time on or prior to the Expiration Date. You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you should contact your bank or broker where your Existing Notes are held and have them send an ATOP notice of withdrawal so that it is received by the Depositary before 5:00 p.m., New York City time, on the Expiration Date. Your notice of withdrawal to your Broker or Bank which holds your Existing Notes for you must:

          - specify the name of the person that tendered the Existing Notes to be withdrawn;

          - identify the Existing Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Existing Notes;

          - specify the name and number of an account at The Depository Trust Company to which your withdrawn Existing Notes can be credited.

     PGI will decide all questions as to the validity, form and eligibility of the notices and its determination will be final and binding on all parties. Any tendered Existing Notes that you withdraw will be not be considered to have been validly tendered. We will credit to the Depositary Trust Company account any outstanding Existing Notes that have been tendered but not exchanged, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn Existing Notes by following one of the procedures described above before the expiration date.

     Any Existing Notes which have been tendered for exchange but which are not exchanged will be returned to the Noteholder thereof without cost to such Noteholder promptly following the Expiration Date. Properly withdrawn Existing Notes may be returned to the Noteholder thereof without cost to such Noteholder promptly following the Expiration Date. Properly withdrawn Existing Notes may be reentered at any time on or prior to the Expiration Date by following the procedures described under "How to Tender Existing Notes" above.

ACCEPTANCE OF EXISTING NOTES AND DELIVERY OF EXCHANGE STOCK

     Subject to the satisfaction or waiver by PGI of the conditions to the Exchange Offer, the acceptance for exchange and payment of Existing Notes validly tendered and not withdrawn and delivery of Exchange Stock in exchange for the Existing Notes will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, PGI will be deemed to have accepted for exchange validly tendered Existing Notes if, as and when PGI gives written notice thereof to the Depositary. Subject to the following paragraph and the other terms and conditions of the Exchange Offer, delivery of Exchange Stock for Existing Notes accepted pursuant to the Exchange Offer will be made by the Depositary as soon as practicable after receipt of such notice. PGI will return any tendered Existing Notes not accepted for exchange without expense to the tendering Noteholders as promptly as practicable following the Expiration Date.

     Notwithstanding any other provision hereof, delivery of Exchange Stock for Existing Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Depositary of a timely book-entry confirmation from DTC with respect to such Existing Notes.

                        DESCRIPTION OF THE EXCHANGE STOCK

     The terms of the Exchange Stock (the "Stock Terms") will be set forth in PGI's Amended and Restated Certificate of Incorporation. The following summary of certain of the Stock Terms does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of PGI's Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), including the definitions of certain terms therein. References in this "Description of the Exchange Stock" section to "PGI" mean only Polymer Group, Inc. and not any of its Subsidiaries.

GENERAL

     The certificates representing the Exchange Stock will be issued to holders of Existing Notes who exchange their Existing Notes in the Exchange Offer.

RANKING

     In the event of a liquidation or winding up of PGI, the Exchange Stock will be subordinated in right of payment to all existing and future indebtedness of PGI, rank PARI PASSU in right of payment with any additional shares of preferred stock issued by PGI and have a preference in right of payment over all classes of PGI's common stock.

DIVIDENDS ON THE EXCHANGE STOCK

     Dividends on the Exchange Stock will accrue at a rate of 16% per annum and will be payable semi-annually in arrears on each January 1 and July 1, commencing July 1, 2004, through the issuance of additional Exchange Stock to the holders of record of Exchange Stock at the close of business on December 15 and June 15, respectively, immediately preceding such dividend payment date. Dividends will be cumulative and accrue from the most recent dividend payment date to which dividends have been paid or, if no dividends have been paid, from the date of original issuance.

LIQUIDATION PREFERENCE

     Upon any Liquidation, each holder of Exchange Stock will be entitled to be paid the greater of: (i) (a) the Liquidation Value (plus all accrued and unpaid dividends thereon) for each share of Exchange Stock held by such holder before any distribution or payment is made upon any Common Stock plus (b) thereafter, each holder of the Exchange Stock shall be entitled to participate on an as if converted basis with the holders of Common Stock as a single class in the distribution of assets of PGI with respect to the Common Stock; or (ii) the amount that such holder of Exchange Stock would receive on an as if converted basis with the holders of the Common Stock as a single class in the distribution of assets of PGI with respect to the Common Stock.

     If upon any such Liquidation, PGI's assets to be distributed among the holders of Exchange Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets available to be distributed to the PGI's stockholders will be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Exchange Stock held by each such holder.

     The aggregate Liquidation Value of the Exchange Stock offered in the Exchange Offer will be limited to $51,368,000 plus the aggregate Liquidation Value of shares issued for (i) accrued and unpaid interest on the existing notes tendered by a Noteholder for exchange; and (ii) any additional notes issued after the date hereof as a result of payment-in-kind interest payments that are tendered by a Noteholder for exchange, which excludes the Liquidation Value of any shares of Exchange Stock subsequently issued to pay dividends on the Exchange Stock.

OPTIONAL REDEMPTION

     At any time prior to June 30, 2012, PGI may redeem the Exchange Stock in whole or in part on at least 30 days prior written notice if the trading price of shares of Class A Common Stock exceeds 130% of the conversion price of the Exchange Stock for 20 trading days in a period of 30 consecutive trading days. The redemption price will equal 100% of the Liquidation Value of the Exchange Stock to be redeemed together with accrued and unpaid dividends thereon.

     In addition, at any time prior the Mandatory Redemption Date, PGI may redeem the Exchange Stock in whole or in part on at least 30 days prior written notice if (i) PGI's board of directors approves such redemption and (ii) the holders of at least two-thirds of the shares of Exchange Stock then outstanding vote to approve such redemption. The redemption price will equal 100% of the Liquidation Value of the Exchange Stock to be redeemed together with accrued and unpaid dividends thereon.

MANDATORY REDEMPTION

     On June 30, 2012 (the "Mandatory Redemption Date"), PGI must repurchase all of the shares of Exchange Stock then outstanding at a price equal to the aggregate Liquidation Value of the Exchange Stock then outstanding PLUS the aggregate amount of accrued and unpaid dividends thereon (the "Mandatory Redemption Price"), which amount will be payable by PGI at PGI's option (i) in cash; (ii) through the issuance of shares of Class A Common Stock; or (iii) a combination thereof.

     If PGI elects to pay the Mandatory Redemption Price, in whole or in part, in shares of Class A Common Stock, the number of shares of Class A Common Stock to be delivered by PGI shall be equal to the portion of the Mandatory Redemption Price to be paid in Class A Common Stock divided by the market price of a share of Class A Common Stock.

     We will pay cash based on the market price for all fractional shares of Class A Common Stock in the event we elect to deliver Class A Common Stock in payment, in whole or in part, of the Mandatory Redemption Price.

     The "market price" of our Class A Common Stock means the average of the sale prices of the Class A Common Stock for the five trading day period ending on (if the third business day prior to the Mandatory Redemption Date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the Mandatory Redemption Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the Class A Common Stock.

     The "sale price" of our Class A Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated.

     Because the market price of the Class A Common Stock is determined prior to the Mandatory Redemption Date, holders of shares of Exchange Stock bear the market risk with respect to the value of the Class A Common Stock to be received from the date such market price is determined to such purchase date. We may pay the Mandatory Redemption Price or any portion of the Mandatory Redemption Price in Class A Common Stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Class A Common Stock to be issued for each share of Exchange Stock in accordance with the foregoing provisions, PGI will issue a press release and publish such information on our corporate web site.

     In addition to the above conditions, our right to redeem Exchange Stock, in whole or in part, with Class A Common Stock is subject to our satisfying various conditions, including: listing such Class A Common Stock on the principal United States securities exchange on which our Class A Common Stock is then listed or, if not so listed, on Nasdaq or on the over-the-counter market; the registration of the Class A Common Stock under the Securities Act and the Exchange Act, if required; and any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If these conditions are not satisfied with respect to a holder prior to the close of business on the Mandatory Redemption Date, we will be required to pay the Mandatory Redemption Price entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the Exchange Stock once we have given the notice that we are required to give to holders of Exchange Stock, except as described in the first sentence of this paragraph.

CONVERSION AND ANTI-DILUTION

          CONVERSION

     The holders of the Exchange Stock will be entitled at any time before the Mandatory Redemption Date, subject to prior optional redemption or repurchase, to convert any or all of their shares of Exchange Stock into a number of shares of Class A Common Stock determined by dividing the Liquidation Value (plus the accrued and unpaid dividends thereon) of such share of Exchange Stock by the then applicable conversion price (such number of share of Class A Common into which a share of Exchange Stock is convertible is hereinafter referred to as the "Conversion Rate"). The initial conversion price is $7.29, subject to adjustment.

          ANTI-DILUTION

     If, after the date of issuance of the Exchange Stock (the "Issue Date"),
PGI: (1) pays a dividend or makes a distribution on its Common stock in shares of its Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; (3) combines its outstanding shares of Common Stock into a smaller number of shares; (4) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock (other than Common Stock or rights, warrants or options for its Capital Stock); or (5) issues by reclassification of its Common Stock any shares of its Capital Stock (other than rights, warrants or options for its Capital Stock), then the conversion privilege, the Conversion Price and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of a share of Exchange Stock thereafter converted may receive the number of shares of Capital Stock of the Company which such holder would have owned immediately following such action if such holder had converted its shares of Exchange Stock immediately prior to such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     If after an adjustment a holder of a share of Exchange Stock upon conversion of such share of Exchange Stock may receive shares of two or more classes of Capital Stock of PGI, the Conversion Rate will thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock with respect to the Common Stock on terms comparable to those applicable to Common Stock described in this Offering Memorandum.

     If after the Issue Date, PGI issues any shares of Common Stock (including shares of Common Stock deemed to be issued pursuant to clause (3) of the next paragraph) other than Excluded Stock (as defined below), without consideration or for a consideration per share less than the Conversion Price (as defined below) in effect immediately prior to such issuance (or deemed issuance) of Common Stock, then the Conversion Rate in effect immediately prior to each such issuance shall be adjusted in accordance with the formula:

               R'   =   R   x         (O + N)
                                 ----------------------------
                                   (O + ((N x P) / M))

     where:

     R' = the adjusted Conversion Rate.

     R =  the current Conversion Rate.

          O = number of shares of Common Stock outstanding immediately prior to the issuance or deemed issuance to which the anti-dilution adjustment is being applied.

          N = the number of additional shares of Common Stock offered pursuant to the issuance or deemed issuance to which the anti-dilution adjustment is being applied.

          P = the offering price per share of the additional shares of Common Stock issued pursuant to the issuance or deemed issuance to which the anti-dilution adjustment is being applied.

          M = the Conversion Price in effect immediately prior to the issuance or deemed issuance to which the anti-dilution adjustment is being applied.

The adjustment shall become effective immediately upon the issuance or deemed issuance to which the anti-dilution adjustment applies. No adjustment shall be made under this antidilution provision if the application of the formula stated above would result in a value of R' that is less than the value of R.

     For the purposes of any adjustment of the Conversion Rate pursuant to the formula above, the following provisions shall be applicable: (1) in the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by PGI to any underwriter or placement agent in connection with the issuance and sale thereof; PROVIDED that such deduction shall not exceed in the aggregate seven percent (7%) of the gross proceeds of such sale or issuance; (2) in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof (such fair market value being determined in good faith by the Board of Directors of the Company), irrespective of any accounting treatment; and (3) the issuance after the Issue Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities will be deemed to be an issuance of Common Stock and the above formula will be applied and in the case of any such issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchange securities: (w) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (1) and (2) above), if any, received by PGI upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, (x) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in clauses (1) and (2) above), (y) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, including any change resulting from the anti-dilution provisions thereof, the applicable Conversion Rate shall be readjusted to such Conversion Rate as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or options or rights related to such securities not exercised, converted or exchanged prior to such change been made upon the basis of such change and (z) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

     The term "Excluded Stock" means (A) up to 2,000,000 shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Company pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of Common Stock issued upon conversion of shares of the Exchange Stock and the Existing Notes; (C) shares of Common Stock issued by the Company in transactions that are described in the first paragraph of this summary of the anti-dilution provisions of the Exchange Stock; (D) shares of Common Stock issued or deemed issued as a result of the anti-dilution provisions of PGI's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"); (E) shares issued upon exercise of the Series A Warrants and Series B Warrants to purchase Class D Common Stock, par value $0.01 per share (the "Class D Common Stock"), and Class E Common Stock, par value $0.01 per share (the "Class E Common Stock"), respectively, of the Company issued by the Company on March 6, 2003; (F) shares of Class A Common Stock issued upon conversion of the Class B Common Stock, Class C Common Stock, par value $0.01 per share, the

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Class D Common Stock and the Class E Common Stock; and (G) shares of Common
Stock and other securities issuable pursuant to the Modified Plan.

     The term "Conversion Price" means the quotient obtained by dividing (A) $50,000,000 by (B) the product of the Conversion Rate multiplied by 50,000. The initial Conversion Price is $7.29. The initial Conversion Rate is 137.14286 shares of Common Stock for each share of Exchange Stock.

     No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least one share in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations relating to anti-dilution adjustments shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

     No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for rights to purchase Capital Stock pursuant to any future dividend or distribution which the Company determines to be comparable in purpose and in effect to the dividend and subsequent distribution of any rights contemplated by a rights agreement, if any. In addition, no adjustment need be made for a change in the par value or no par value of the Common Stock.

     If the Company is a party to a transaction involving a sale of substantially all of the assets of PGI or a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of Exchange Stock will be required to assume the obligations of PGI with respect to the Exchange Stock. In addition, if the Company in connection with any such transactions makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Company, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a holder of a share of Exchange Stock that converts such share of Exchange Stock would, upon such conversion, be entitled to receive, in addition to the shares of Common Stock into which such share of Exchange Stock is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such share of Exchange Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

     Any determination that the Company or its Board of Directors must make in connection with the antidilution adjustments pursuant to the Certificate of Designation governing the terms of the Exchange Stock and described in this Offering Memorandum is conclusive.

     After an adjustment to the Conversion Rate, any subsequent event requiring an adjustment will cause an adjustment to the Conversion Rate as so adjusted.

     Shares of Common Stock reserved for issuance under the Modified Plan will be treated as outstanding for purposes of the antidilution adjustments set forth in the Certificate of Designation governing the Exchange Stock and described in this Offering Memorandum.

     "CAPITAL STOCK" means any and all shares or other equivalents (however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, partnership interests or other equivalents (however designated) in the case of a partnership, membership interests or other equivalents (however designated) in the case of a limited liability company, or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.

     "COMMON STOCK" means, for purposes of the anti-dilution provisions described in "Description of Exchange Stock---Conversion and Anti-Dilution," shares of the Class A Common Stock or any other shares of capital stock of the Company into which the Class A Common Stock is reclassified or changed.

VOTING

     Each share of Exchange Stock will entitle the holder thereof to a number of votes equal to the number of shares of Class A Common into which such share of Exchange Stock is then convertible on all matters submitted to PGI's common stockholders. In addition, each share of Exchange Stock will entitle the holder thereof to vote on any matter pursuant to which the holders of Exchange Stock are entitled to vote as a class pursuant to the Delaware General Corporation Law.

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

MODIFICATION AND WAIVER

     Modifications and amendments of each of the Stock Terms may be made by PGI with the consent of the holders of a majority of the shares of Exchange Stock then outstanding; provided, however, that no such modification or amendment to the Stock Terms may, without the consent of the holder of each share of Exchange Stock affected thereby, (a) change the Mandatory Redemption Date or any dividend on any such Exchange Stock or alter the optional redemption or repurchase provisions of any such share of Exchange Stock in a manner adverse to the holders of the Exchange Stock; (b) reduce the Liquidation Value of any such Exchange Note; (c) reduce the dividend rate on any such share of Exchange Stock;
(d) change the consideration for payment of the redemption price or dividend on any such Exchange Stock; (e) modify the preference of the Exchange Stock; or (f) modify the conversion provisions of the Exchange Stock.

INDEMNIFICATION

     PGI will indemnify each holder of Existing Notes who participates in the Exchange Offer and their officers, directors and employees against all expenses, costs, losses, claims and damages (including, without limitation, attorney's fees and expenses) resulting from any action or proceeding brought by a third party arising out of the Exchange Offer.

                     DESCRIPTION OF THE CLASS A COMMON STOCK

VOTING

     Except as otherwise provided by the Delaware General Corporation Law (the "DGCL") or the Certificate, each holder of Class A Common Stock has one vote for each share held on all matters submitted to a vote of PGI's shareholders. Class A Common does not have cumulative voting rights. Generally, a majority of the votes cast at a meeting of shareholders by holders of shares entitled to vote on the proposal is required for shareholder action.

DIVIDENDS

     Except as otherwise provided by the DGCL or PGI's Certificate of Incorporation, holders of Class A Common and holders of other classes of the Company's common stock entitled (pursuant to the Certificate of Incorporation) to participate in dividends and distributions share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise, made to the holders of PGI's common stock.

OTHER

     The Class A Common is not convertible into, or exchangeable for, any other class or series of the Company's capital stock. Other than contractual preemptive rights set forth in the Shareholders Agreement, dated as of March 5, 2003, among PGI and certain of its shareholders, the holders of Class A Common Stock do not have preemptive or other rights to subscribe for or purchase additional securities of PGI

     The shares of Class A Common Stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (PGI's state of incorporation) or of the State of South Carolina (the state in which PGI's principal place of business is located).

                             SECURITIES LAW MATTERS

     This section discusses certain securities law issues that are raised by the Exchange Offer. This section should not be considered applicable to all situations or to all Existing Noteholders. Existing Noteholders should consult their own legal counsel with respect to these and other issues. PGI is relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of such act. Section 3(a)(9) provides that the provisions of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from state securities law requirements. Section 18(b)(4)(C) provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under Section 3(a)(9). PGI has no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offer. PGI has received assurances that no person will provide any information to Existing Noteholders relating to the Exchange Offer other than to refer the Existing Noteholders to the information contained in this Offering Memorandum. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     A summary description of certain United States federal income tax consequences of the Restructuring to the holders of Existing Notes and PGI is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences, as discussed herein. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Restructuring. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Restructuring, and the discussion below is not binding upon the IRS or such other authorities. PGI is not making any representations regarding the particular tax consequences of the consummation of the Restructuring as to any Existing Noteholder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

     The discussion of United States federal income tax consequences below is based on the Internal Revenue Tax Code of 1986, as amended (the "Tax Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

     The following discussion does not address foreign, state or local tax consequences of the Restructuring, nor does it purport to address the United States federal income tax consequences of the Restructuring to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, Existing Noteholders that are, or hold Existing Notes through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, and persons holding Existing Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes. The following discussion assumes that Existing Noteholders hold their Existing Notes as capital assets for United States federal income tax purposes. Existing Noteholders should consult with their own tax advisors as to the United States federal income tax consequences of the Restructuring, as well as the effects of State, local, other federal and non-United States tax laws.

CONSEQUENCES TO EXISTING NOTEHOLDERS

     The United States federal income tax consequences of the Restructuring to Existing Noteholders (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a Existing Noteholder acquired an Existing Note; (2) the length of time the Existing Note has been held; (3) whether the Existing Note was acquired at a discount; (4) whether the Existing Noteholder has taken a bad debt deduction with respect to the Existing Note (or any portion thereof) in the current or prior years; (5) whether the Existing Noteholder has previously included in income any accrued but unpaid interest with respect to the Existing Note; (6) the Existing Noteholder's method of tax accounting; and (7) whether the Existing Note constitutes a "security" for United States federal income tax purposes. Therefore, Existing Noteholders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Restructuring.

     As used herein, the term "United States Existing Noteholder" means a Existing Noteholder that is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. A "Non-United States Existing Noteholder" is any Existing Noteholder that is not a United States Existing Noteholder.

CONSEQUENCES TO EXCHANGING UNITED STATES EXISTING NOTEHOLDERS

     Whether holders of Existing Notes will recognize gain or loss on the exchange of Existing Notes for the Exchange Stock depends on whether the exchange qualifies as a "reorganization" as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends on whether the Existing Notes are treated as "securities" for purposes of the reorganization provisions of the Tax Code. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Although the matter is not free from doubt, PGI intends to take the position that the Existing Notes are "securities" for United States federal income tax purposes.

     If the Existing Notes are treated as securities, the exchange of Existing Notes for the Exchange Stock should be treated as a recapitalization (and therefore, a tax-free reorganization), and holders of the Existing Notes should not recognize any gain or loss on the exchange, except that holders may recognize ordinary income to the extent that the Exchange Stock is treated as received in satisfaction of accrued but unpaid interest on the Existing Notes. See "Accrued But Unpaid Interest" below. Such holder should obtain a tax basis in the Exchange Stock equal to the tax basis of the Existing Notes surrendered therefor and should have a holding period for the Exchange Stock that includes the holding period for the Existing Notes; provided that the tax basis of any Exchange Stock treated as received in satisfaction of accrued but unpaid interest should equal the amount of such accrued but unpaid interest, and the holding period for such Exchange Stock should not include the holding period of the Existing Notes.

     If the Existing Notes are not treated as a securities or the exchange of Existing Notes for the Exchange Stock is not otherwise treated as a recapitalization, holders of Existing Notes will be treated as exchanging their Existing Notes for the Exchange Stock in a taxable exchange under Section 1001 of the Tax Code. In such case, holders of the Existing Notes should recognize gain or loss equal to the difference between (i) the fair market value of the Exchange Stock received therefor as of the Effective Date that is not allocable to accrued but unpaid interest and (ii) the holder's basis in the Existing Notes. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the Existing Notes were held for more than one year. To the extent that a portion of the Exchange Stock received in exchange for the Existing Notes is allocable to accrued but unpaid interest, the holder may recognize ordinary income. See "Accrued But Unpaid Interest" below. A holder's tax basis in an Exchange Note should equal its issue price. A holder's holding period for the Exchange Stock should begin on the day following the Effective Date.

ACCRUED BUT UNPAID INTEREST

     A holder of a debt instrument ordinarily must treat a portion of the consideration received upon an exchange (including a tax-free exchange) of a debt instrument for other property as ordinary income to the extent of any accrued but unpaid interest. Thus, to the extent that any amount received by a holder of an Existing Note in an exchange under the Restructuring is attributable to accrued but unpaid interest, such amount should be taxable to the holder as interest income, if such accrued but unpaid interest has not been previously included in the holder's gross income for U.S. federal income tax purposes.

     PGI intends to apply the issue price of the Exchange Stock first to accrued and unpaid interest on the Existing Notes and then to the principal amount of such Existing Notes. In its information filings to the holders of Existing Notes and the IRS, PGI intends to report interest income with respect to the Existing Notes consistent with the above allocation.

MARKET DISCOUNT

     Holders of Existing Notes who exchange Existing Notes for the Exchange Stock may be affected by the "market discount" provisions of Sections 1276 through 1278 of the Tax Code. Under these rules, some or all of the gain realized, if any, by a holder of Existing Notes may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on such Existing Notes.

     In general, a debt instrument is considered to have been acquired with "market discount" if a holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with original issue discount ("OID"), its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining complete years to maturity).

     Any gain recognized by a holder on the taxable disposition of Existing Notes that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Existing Notes were considered to be held by such holder (unless the holder elected to include market discount in income as it accrued).

     To the extent that the Existing Notes that had been acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Existing Notes but was not recognized by the holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

CONSEQUENCES TO NON-TENDERING EXISTING NOTEHOLDERS

     A holder who does not participate in the Exchange Offer should not recognize any income, gain, or loss for U.S. federal income tax purposes. Because the Existing Notes may be treated as issued with original issue discount ("OID"), a holder (including a cash method holder) would be required to include OID on such note in income on a constant yield basis, resulting in the inclusion of income in advance of the receipt of cash attributable to that income.

CONSEQUENCES TO NON-UNITED STATES EXISTING NOTEHOLDERS

     Except as discussed below, a Non-United States Existing Noteholder will generally not be subject to United States federal income tax with respect to receipt of the Exchange Stock received in exchange for its Existing Notes pursuant to the Restructuring unless, among other things, (a) such Existing Noteholder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Existing Noteholder is present in the United States for 183 days or more during the taxable year of the Effective Date, and certain other requirements are met. A Non-United States Existing Noteholder may, however, be subject to United States federal withholding tax and information reporting with respect to notes received in respect of accrued interest and OID.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A noncorporate holder may be subject to backup withholding with respect to "reportable payments," which include payments in respect of dividends, interest or accrued OID, and the proceeds of a sale, exchange or redemption of Exchange Stock. The payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code, or (d) the payee is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified the PGI that he or she is subject to backup withholding.

     Amounts paid as backup withholding do not constitute an additional tax and will be credited against a holder's federal income tax liabilities. The payor will report to the holders and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such notes to any noncorporate holder other than an "exempt recipient."

     Payments made to a Non-United States Holder will generally not be subject to backup withholding, provided that such holder furnishes certification of its status as a Non-United States Holder (and any other required certifications), or is otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN. Information reporting may apply to payments to a Non-United States Holder.

     THE FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF EXISTING NOTES IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF EXISTING NOTES SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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                          RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Offering Memorandum, PGI believes that the exchange of Existing Notes for the Exchange Stock is preferable to all other alternatives. Consequently, PGI urges all holders of Existing Notes to tender such Existing Notes for exchange so that they will be RECEIVED by the Depositary on or before 5:00 p.m., New York City Time, on January 29, 2004.

Dated: December 30, 2003

                               POLYMER GROUP, INC.

     PGI has appointed Wilmington Trust Company, a Delaware banking corporation, as the Depositary for the Exchange Offer. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Existing Notes should also be directed to the Depositary; telephone 302-636-6472, Attn: Aubrey Rosa.

     Requests for additional copies of this Offering Memorandum, the Letter Of Election And Instructions To Broker Or Bank may be directed to Dennis E. Norman (843-329-5151) at PGI, 4055 Faber Place Drive, Suite 201, North Charleston, South Carolina 29405.

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